EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-67451), S-3 (No. 333-81312) and S-4 (No. 333-75288) of The First American Corporation of our report dated February 11, 2003 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California

March 31, 2003